BMC Industries, Inc.

One Meridian Crossings, Suite 850

Minneapolis, MN  55423

Website:  www.bmcind.com

NEWS RELEASE

CONTACT:    BRADLEY D. CARLSON                              (OTCBB:  BMMI)

                        (952) 851-6020                                               FOR IMMEDIATE RELEASE

BMC Industries, Inc. Announces Additional Interest Payment Deferral

MINNEAPOLIS, August 29, 2003 -- BMC Industries, Inc. (OTCBB: BMMI) today announced that its lenders have agreed to an additional temporary deferral of interest payments that extends to September 15, 2003, the termination date of the company's existing 60-day waiver.  The agreement defers interest totaling approximately $1.1 million.  This is in addition to $687 thousand of interest payments that were deferred under an earlier temporary deferral agreement dated July 30, 2003. The earlier agreement, subject to certain conditions, deferred these interest payments until August 28, 2003.

About BMC Industries

BMC Industries, Inc., founded in 1907, is comprised of two business segments:  Buckbee-Mears and Optical Products.  The Buckbee-Mears group is the only North American manufacturer of aperture masks, a key component in color television picture tubes.

The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses.  Vision-Ease Lens also distributes plastic eyewear lenses.  Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market.  Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries, Inc. is quoted on the Over-The-Counter Bulletin Board under the ticker symbol "BMMI."  For more information about BMC Industries, Inc., visit the company's Web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

Statements made by BMC that address activities, events or developments that we expect or anticipate may occur in the future are "Forward-Looking Statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby.  Statements that are not historical in nature, including statements regarding future performance, are Forward-Looking Statements.  Such statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected.  Factors that could cause actual results to differ materially from those in Forward-Looking Statements include those set forth in BMC's Annual Report and Form 10-K for the year ended December 31, 2002, or in other filings made, from time to time, by BMC with the Securities and Exchange Commission.  The Forward-Looking Statements speak only as of the date when made and BMC does not undertake to update such statements.